Exhibit 7.4

MUTUAL TERMINATION AGREEMENT

This MUTUAL TERMINATION AGREEMENT (the “Termination Agreement”) is entered into as of May 13, 2015 (the “Effective Date”), by and among Ryo Kubota, an individual (“Kubota”), and each of the undersigned shareholders (“Shareholders”) of Acucela Inc., a Washington corporation (the “Company”).

BACKGROUND

WHEREAS, Kubota and each of the Shareholders entered into a Voting Agreement and Irrevocable Proxy dated January 28, 2015 (the “Voting Agreement”), whereby the parties agreed to, amongst other things, vote their shares of common stock in the Company (“Common Stock”) for the purposes of removing Peter Kresel, Brian O’Callaghan, Glen Y. Sato, and Michael Schutzler from the Company’s board of directors (“Board”) and to elect each of Yoshitaka Kitao, Robert Takeuchi, Shiro Mita, and Eisaku Nakamura (the “Director Designees”) as new members of the Board.

WHEREAS, at the special meeting of the Company’s shareholders held on May 1, 2015 (the “Special Meeting”), each of Kubota and the Shareholders voted their shares of Common Stock in favor of the removal of Peter Kresel, Brian O’Callaghan, Glen Y. Sato, and Michael Schutzler from the Board and to elect each of the Director Designees as new members of the Board.

WHEREAS, as a result of the Special Meeting, each of Peter Kresel, Brian O’Callaghan, Glen Y. Sato, and Michael Schutzler were removed from the Board and each of the Director Designees was elected as a new member of the Board.

WHEREAS, since each of the parties have fulfilled their requirements under the Voting Agreement, each of Kubota and the Shareholders now wish to terminate the Voting Agreement and release the other party from all further obligations under the Voting Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.            Termination of Voting Agreement.  The Voting Agreement is terminated by mutual agreement of both Kubota and each of the Shareholders effective as of the Effective Date and is of no further force and effect.  Each of Kubota and the Shareholders hereby relinquish all rights which they may possess under the Voting Agreement, and each of Kubota and the Shareholders are relieved of all obligations they may have under the Voting Agreement. Each of Kubota and the Shareholders further agree and acknowledge that the proxy granted to Kubota under Section 2(d) of the Voting Agreement regarding the shares of Common Stock beneficially owned by the Shareholders is hereby revoked and is of no further force or effect.

2.            Entire Agreement.  This Termination Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof.

3.            Miscellaneous.

(a)           The terms and conditions of this Termination Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

(b)           This Termination Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Washington.

(c)           This Termination Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d)           Each party to this Termination Agreement shall execute and deliver such additional documents as may be necessary or desirable to effect the purposes of this Termination Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Termination Agreement as of the date first written above.

RYO KUBOTA

/s/ Ryo Kubota
Ryo Kubota, an individual

SBI HOLDINGS, INC

By /s/ Yoshitaka Kitao
Name: Yoshitaka Kitao
Title: Representative Director, President & CEO

[Signature Page to Mutual Termination Agreement]

SBI CAPITAL MANAGEMENT CO., LTD

SBI INVESTMENT CO., LTD.,

SBI INCUBATION CO., LTD.,

BIOVISION LIFE SCIENCE FUND NO. 1,

SBI BB MEDIA INVESTMENT LIMITED
PARTNERSHIP,

SBI BIO LIFE SCIENCE INVESTMENT LPS,

SBI BB MOBILE INVESTMENT LP

SBI PHOENIX NO. 1 INVESTMENT LPS,

SBI BROADBAND FUND NO. 1 LIMITED
PARTNERSHIP

TRANS-SCIENCE NO. 2A INVESTMENT LIMITED PARTNERSHIP, AND SBI TRANSSCIENCE CO., LTD., By /s/ Katsuya Kawashima Name: Katsuya Kawashima Title: Authorized Signatory

[Signature Page to Mutual Termination Agreement]